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Exhibit 11.0      Statement Regarding Computation Of Earnings Per Share
                                          (Unaudited)
                      (In thousands, except share and per share amounts)

                                                            Three Months Ended                  Nine Months Ended
                                                               September 30,                      September 30,
                                                           2004           2003                2004           2003
Net income available to
   common shareholders                                 $  1,151         $  794               $1,175         2,374

Total weighted average
   common shares outstanding                          1,508,636      1,481,347           1,503,608      1,467,496

Basic earnings per common share                           $ .76         $  .54               $ .78        $  1.62

Total weighted average
   common shares outstanding                          1,508,636      1,481,347           1,503,608      1,467,496

Dilutive effect of stock options using
   the treasury stock method                             71,768         74,384              80,074         69,969

Total average common and common
   equivalent shares                                  1,580,404      1,555,731           1,583,682      1,537,465

Diluted earnings per common share                         $ .73          $ .51               $ .74        $  1.54

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